Exhibit 4.3

Execution Version

ASSUMPTION AGREEMENT

This Assumption Agreement dated as of October 13, 2015 (this “Assumption Agreement”), is made by Eldridge Pte. Ltd., a company incorporated under the laws of Singapore (the “Additional Grantor”), in favor of Wells Fargo Bank, National Association, as collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Second Lien Pledge and Security Agreement (as defined below)).

WHEREAS, McDermott International, Inc., a Panamanian corporation (the “Issuer”) entered into the Indenture dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), with the Guarantors, the Collateral Agent and Wells Fargo Bank, National Association, as Trustee. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WHEREAS, in connection with the Indenture, the Issuer and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Second Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Pledge and Security Agreement”), in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Indenture requires the Additional Grantor to become a party to the Second Lien Pledge and Security Agreement as a Grantor (as defined in the Second Lien Pledge and Security Agreement) thereunder; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Second Lien Pledge and Security Agreement as a Grantor thereunder;

NOW, THEREFORE, IT IS AGREED:

(i) Second Lien Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Second Lien Pledge and Security Agreement, hereby becomes a party to the Second Lien Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor. In accordance with the terms of the Second Lien Pledge and Security Agreement and without limiting the generality of the foregoing, the Additional Grantor hereby expressly (a) assumes all obligations and liabilities of a Grantor under the Second Lien Pledge and Security Agreement; and (b) grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Grantor’s right, title and interest in and to the Collateral (as defined in the Second Lien Pledge and Security Agreement), wherever located and whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest, as security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Additional Grantor’s Notes Obligations. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedules 4.3, 4.4 and 4.7 to the Second Lien Pledge and Security Agreement. The

Additional Grantor hereby makes each of the representations and warranties contained in Section 4 of the Second Lien Pledge and Security Agreement (as supplemented by, and after giving effect to, this Assumption Agreement and the Schedules attached hereto) as of the date hereof.

(ii) GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

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2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

ELDRIDGE PTE. LTD.

By:	/s/ JAMES P. GOODWIN
Name:	James P. Goodwin
Title:	Authorized Person

Signature Page to

Assumption Agreement (Second Lien)

Acknowledged and Accepted:

MCDERMOTT ASIA PACIFIC PTE. LTD.

By:	/s/ JAMES P. GOODWIN
Name:	James P. Goodwin
Title:	Assistant Treasurer

Signature Page to

Assumption Agreement (Second Lien)

Annex 1

SUPPLEMENTAL SCHEDULES

(See Attached.)

SCHEDULE 4.3

TO PLEDGE AND SECURITY AGREEMENT

PERFECTED FIRST PRIORITY LIENS

UCC Filings

A UCC1 Financing Statement listing the Additional Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the governmental office set forth below. The UCC1 Financing Statement will need to include a description of the Collateral that complies with Section 9-504 of the Uniform Commercial Code.

Grantor	Jurisdiction of Filing
Eldridge Pte. Ltd.	Texas Secretary of State Washington, D.C. Recorder of Deeds

SCHEDULE 4.4

TO PLEDGE AND SECURITY AGREEMENT

NAME; JURISDICTION OF ORGANIZATION, ETC.

Exact Legal Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office
Eldridge Pte. Ltd.	Limited Private Company	Singapore	201114434K	11 Lorong 3, Toa Payoh, Block A #01-01, Jackson Square, Singapore 310579

Prior Names during last 5 years:

N/A

Prior Addresses during last 5 years:

N/A

SCHEDULE 4.7

TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value
		Limited Private Company	1 ordinary share	100 ordinary shares	100%	1	USD	1
McDermott Asia Pacific Pte. Ltd.	Eldridge Pte. Ltd.		49 ordinary shares			4	USD	1
			50 ordinary shares			5	USD	1

Pledged Trust Interests:

N/A

Pledged Notes:

N/A

Pledged Commodities Contracts:

N/A